EXHIBIT 99.1

Heron Therapeutics Announces Fourth Quarter and Full Year 2016
Financial Results and Recent Corporate Progress

SAN DIEGO, Calif. — (BUSINESS WIRE) — February 23, 2017 — Heron Therapeutics, Inc. (NASDAQ: HRTX) (the Company or Heron), a commercial-stage biotechnology company focused on developing novel best-in-class treatment solutions to address some of the biggest unmet patient needs, today reported fourth quarter and full year 2016 financial results and highlighted recent corporate progress.

Recent Corporate Progress

Pain Franchise

Advanced HTX-011 through Four Positive Phase 2 Studies. HTX-011 is Heron’s investigational, long-acting formulation of the local anesthetic bupivacaine in a fixed-dose combination with the anti-inflammatory meloxicam for the prevention of post-operative pain. In four Phase 2 studies, HTX-011 produced statistically significant reductions in both pain intensity and the need for opioids compared to saline placebo following procedures with incisions ranging from very large (abdominoplasty) to very small (hernia repair and bunionectomy surgeries). Statistically significant reductions in pain and opioid use were also demonstrated when compared against bupivacaine solution, the current standard-of-care. Heron anticipates initiating Phase 3 studies in 2017 and filing a New Drug Application (NDA) in 2018.

Established Synergy of Heron’s Novel Formulation of Bupivacaine and Meloxicam. HTX-011 demonstrated a statistically significant benefit over each individual component of the product alone, providing evidence of the synergistic activity of bupivacaine and meloxicam in the HTX-011 formulation.

CINV Franchise

Launched First Commercial Product, SUSTOL. SUSTOL® (granisetron) extended-release injection is indicated in combination with other antiemetics in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic chemotherapy (MEC) or anthracycline and cyclophosphamide (AC) combination chemotherapy regimens. Heron launched SUSTOL in October 2016, and we anticipate net sales of SUSTOL in 2017 to range from $15 to $25 million.

Submitted NDA for CINVANTITM (HTX-019). CINVANTI is the first surfactant-free, intravenous formulation of aprepitant for the prevention of chemotherapy-induced nausea and vomiting (CINV). If approved by the FDA, CINVANTI will strengthen Heron’s CINV portfolio by adding a second, complementary therapeutic agent. In January 2017, Heron submitted an NDA with the FDA for CINVANTI and expects to receive approval in the fourth quarter of 2017.

“2016 was an exciting and transformational year for Heron, highlighted by the release of our best-in-class Phase 2 data for HTX-011 and our FDA approval and commercial launch of SUSTOL,” said Barry D. Quart, Pharm.D., Chief Executive Officer of Heron. “2017 is off to a promising start as well, highlighted by our submission of an NDA for CINVANTI, our second, complementary therapeutic agent in the CINV category, and the release of strong Phase 2 results of HTX-011 in abdominoplasty.”

Financial Results

As of December 31, 2016, we had cash, cash equivalents and short-term investments of $51.1 million. In January 2017, we completed an underwritten public offering of 14.1 million shares of our common stock for net proceeds of $163.7 million. As of December 31, 2016, our pro-forma cash, cash equivalents and short-term investments, adjusting for the January 2017 public offering, was $214.8 million. This compares to $131.2 million in cash, cash equivalents and short-term investments as of December 31, 2015.

For the quarter and year ended December 31, 2016, we recognized net product sales of $1.3 million related to sales of SUSTOL. Due to the recent launch, we have recognized revenue only when our specialty distributors have resold SUSTOL to healthcare providers, the end users. We have deferred an additional $1.1 million in SUSTOL sales to the specialty distributors.

Our net loss for the quarter and year ended December 31, 2016 was $48.0 million and $173.1 million, or $1.22 per share and $4.56 per share, respectively, compared to a net loss of $31.2 million and $97.6 million, or $0.87 per share and $2.95 per share, respectively, for the same periods in 2015. Net loss for the quarter and year ended December 31, 2016, included non-cash, stock-based compensation expense of $7.3 million and $26.0 million, respectively, compared to $5.8 million and $14.4 million for the same periods in 2015.

Our net cash used for operating activities for the quarter and year ended December 31, 2016 was $38.5 million and $134.1 million, respectively, compared to net cash used for operating activities of $23.2 million and $78.5 million, respectively, for the same periods in 2015.

The increases in net loss and net cash used for operating activities in the 2016 periods as compared to the 2015 periods were primarily due to costs incurred in preparation for the commercial launch of SUSTOL, as well as clinical and manufacturing costs related to the development of CINVANTI and HTX-011.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class medicines that address major unmet medical needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from cancer or pain. For more information, visit www.herontx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, those associated with: the projected sufficiency of our capital position for future periods, the potential market opportunity for SUSTOL, CINVANTI, HTX-011 and new products generally, the sufficiency of the Phase 2 data to allow the commencement of Phase 3 registration studies for HTX-011, acceptance of the NDA for CINVANTI, whether the FDA approves the CINVANTI NDA as submitted, the timing of the NDA approval for CINVANTI, the timing of the NDA filing for HTX-011, the progress in the research and development of HTX-011 and our other programs, including the timing of preclinical, clinical, and manufacturing activities, safety and efficacy results from our studies, and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

HERON THERAPEUTICS, INC.

Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	December 31,		Years Ended
	(unaudited)		December 31,
	2016	2015	2016	2015
Revenues:
Net product sales	$1,279	$—	$1,279	$—
Operating expenses:
Cost of product sales	35	—	35	—
Research and development	29,505	16,263	103,125	61,183
General and administrative	5,892	6,599	21,366	18,395
Sales and marketing	12,650	8,198	47,668	17,347

Total operating expenses*	48,082	31,060	172,194	96,925

Loss from operations	(46,803)	(31,060)	(170,915)	(96,925)
Other expense, net	(1,160)	(182)	(2,228)	(666)

Net loss	$(47,963)	$(31,242)	$(173,143)	$(97,591)

Basic and diluted net loss per share	$(1.22)	$(0.87)	$(4.56)	$(2.95)

Shares used in computing basic and diluted net loss per share	39,280	36,022	37,925	33,081

• For the quarter and year ended December 31, 2016, operating expenses included non-cash, stock-based compensation expense of $7.3 million and $26.0 million, respectively, compared to $5.8 million and $14.4 million for the same periods in 2015.

HERON THERAPEUTICS, INC.

Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2016	2015
Cash, cash equivalents and short-term investments	$51,138	$131,166
Total assets	67,482	137,845
Promissory note payable	50,000	—
Total stockholders’ equity (deficit)	$(21,251)	$118,110

Investor Relations and Media Contact:

David Szekeres
858-251-4447
Senior VP, General Counsel, Business Development and Corporate Secretary
dszekeres@herontx.com